                                                                   EXHIBIT 10.22


[CONFIDENTIAL TREATMENT REQUESTED] /*/ INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                                                                  EXECUTION COPY




             SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT



                              ELAN CORPORATION, PLC
         (ACTING THROUGH ITS DIVISION ELAN PHARMACEUTICAL TECHNOLOGIES)


                        ELAN PHARMA INTERNATIONAL LIMITED


                        ELAN INTERNATIONAL SERVICES, LTD.


                                       AND


                                 ACUSPHERE, INC.



                                       AND


                              ACUSPHERE NEWCO, LTD.

                                      INDEX

CLAUSE 1  DEFINITIONS

CLAUSE 2  BUSINESS AND SELECTION OF COMPOUNDS

CLAUSE 3  REPRESENTATIONS AND WARRANTIES

CLAUSE 4  AUTHORIZATION AND CLOSING

CLAUSE 5  DIRECTORS; MANAGEMENT AND R&D COMMITTEES

CLAUSE 6  THE BUSINESS PLAN AND REVIEWS

CLAUSE 7  RESEARCH AND DEVELOPMENT

CLAUSE 8  COMMERCIALIZATION

CLAUSE 9  OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS/NONCOMPETITION

CLAUSE 10 INTELLECTUAL PROPERTY RIGHTS

CLAUSE 11 CROSS LICENSING/EXPLOITATION OF PRODUCTS OUTSIDE FIELD

CLAUSE 12 REGULATORY

CLAUSE 13 MANUFACTURING

CLAUSE 14 TECHNICAL SERVICES AND ASSISTANCE

CLAUSE 15 AUDITORS, BANKERS, ACCOUNTING REFERENCE DATE; SECRETARY

CLAUSE 16 TRANSFER OF SHARES; RIGHTS OF FIRST OFFER; TAG ALONG RIGHTS

CLAUSE 17 MATTERS REQUIRING SHAREHOLDERS' APPROVAL

CLAUSE 18 DISPUTES

CLAUSE 19 TERMINATION

CLAUSE 20 SHARE RIGHTS

CLAUSE 21 CONFIDENTIALITY

CLAUSE 22 COSTS

CLAUSE 23 GENERAL

THIS SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT made this 30th day of June, 2000

BETWEEN:

(1) ELAN CORPORATION, PLC, a public limited company incorporated under the laws of Ireland, acting through its division ELAN PHARMACEUTICAL TECHNOLOGIES, and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland ("ELAN, PLC");

(2) ELAN INTERNATIONAL SERVICES, LTD., a Bermuda exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("EIS");

(3) ELAN PHARMA INTERNATIONAL LIMITED a private limited company incorporated under the laws of Ireland, and having its registered office at WIL House, Shannon Business Park, Shannon, County Clare, Ireland ("EPIL");

(4) ACUSPHERE, INC. a corporation duly incorporated and validly existing under the laws of Delaware and having its principal place of business at 38 Sidney Street, Cambridge, MA 02139 United States of America ("ACUSPHERE"); and

(5) ACUSPHERE NEWCO LIMITED a Bermuda exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("NEWCO").

RECITALS:

A. Newco desires to issue and sell to the Shareholders (as defined below), and the Shareholders desire to purchase from Newco, for aggregate consideration of $15,000,000, apportioned between them as set forth herein, (i) 6,000 shares of Newco's common shares, par value $1.00 per share (the "COMMON SHARES") to Acusphere, and (ii) 6,000 shares of Newco's preferred shares, par value $1.00 per share (the "PREFERRED SHARES") allocated 3,612 shares to Acusphere and 2,388 shares to EIS.

B. As of the Closing Date, Elan, plc and EPIL, have entered into a license agreement with Newco, and Acusphere has entered into a license agreement with Newco, in connection with the license to Newco of the Elan Intellectual Property and the Acusphere Intellectual Property, respectively (each as defined below).

C. Elan, plc, EPIL and Acusphere have agreed to co-operate in the research, development and commercialization of the Products (as defined below) based on their respective technologies.

D. Elan, plc, EPIL and Acusphere have agreed to enter into this Agreement for the purpose of recording the terms and conditions regulating their relationship with each other, with respect to the Licensed Technologies and with Newco.


NOW IT IS HEREBY AGREED AS FOLLOWS:

                                    CLAUSE 1

                                   DEFINITIONS

1.1 In this Agreement, the following terms shall, where not inconsistent with the context, have the following meanings respectively.

         "ACUSPHERE DIRECTORS" has the meaning set forth in Clause 5.

         "ACUSPHERE IMPROVEMENTS" has the meaning assigned thereto in the Acusphere License Agreement.

         "ACUSPHERE INTELLECTUAL PROPERTY" has the meaning assigned thereto in the Acusphere License Agreement.

         "ACUSPHERE JV" shall mean an entity that Acusphere and a third party
         (i) establish or has established, (ii) take shareholdings in or have a right to take shareholdings in, and (iii) grant certain licenses in and to certain intellectual property rights for the purpose of implementing a strategic alliance.

         "ACUSPHERE KNOW-HOW" has the meaning assigned thereto in the Acusphere License Agreement.

         "ACUSPHERE LICENSE" has the meaning assigned thereto in the Acusphere License Agreement.

         "ACUSPHERE LICENSE AGREEMENT" shall mean the license agreement between Acusphere and Newco, of even date herewith, attached hereto in
         Schedule 2.

         "ACUSPHERE PATENTS" has the meaning assigned thereto in the Acusphere License Agreement.

         "ACUSPHERE SECURITIES PURCHASE AGREEMENT" shall mean that certain securities purchase agreement, of even date herewith, by and between Acusphere and EIS.

         "AFFILIATE" of any Person (in the case of a legal entity) shall mean any other Person controlling, controlled or under the common control of such first Person, as the case may be, excluding an Elan JV and an Acusphere JV. For the purposes of this definition, "control" shall mean direct or indirect ownership of [CONFIDENTIAL TREATMENT REQUESTED] /*/ or more of the stock or shares entitled to vote for the election of directors and "controlling" and "controlled" shall be construed accordingly. For purposes of this Agreement, Newco is not an Affiliate of Elan or EIS.

         "AGREEMENT" shall mean this agreement (which expression shall be deemed to include the Recitals and the Schedules hereto).

         "BOARD" shall mean the board of directors of Newco.

         "BUSINESS" shall mean the business operated by Newco, as described in Clause 2.1 and as more fully specified in the Business Plan.

         "BUSINESS PLAN" shall have the meaning set forth in Clause 6 below.

         "CHARTER" shall mean the Amended and Restated Certificate of Incorporation of Acusphere, in the form attached as an Exhibit to the Securities Purchase Agreement.

         "CLOSING DATE" shall mean the date upon which the Definitive Documents are executed and delivered by the Parties and the transactions effected thereby are closed.

         "COMMERCIALIZATION" shall mean the manufacture, have manufactured, promotion, distribution, import, use, market, offer for sale and sale of the Products in accordance with the terms of this Agreement.

         "COMMON SHARE EQUIVALENTS" shall mean any options, warrants, rights or any other securities convertible, exercisable or exchangeable, in whole or in part, for or into Common Shares.

         "COMPOUNDS" shall mean [CONFIDENTIAL TREATMENT REQUESTED]/*/ and such other active ingredients for the Products as may be nominated by the Management Committee in accordance with Clause 2 below.

         "CONVERTIBLE NOTE" shall mean that certain convertible promissory note, of even date herewith, by and between Acusphere and EIS.

         "DEFINITIVE DOCUMENTS" shall mean this Agreement, the Elan License Agreement, the Acusphere License Agreement, the Convertible Note, the Acusphere Securities Purchase Agreement, the Investors Rights Agreements, the Charter and associated documentation of even date herewith, by and between Acusphere, Elan, EIS and Newco, as applicable.

         "DIRECTORS" shall mean, at any time, the directors of Newco.

         "EIS DIRECTOR" has the meaning set forth in Clause 5.

         "ELAN" shall mean Elan, plc and EPIL.

         "ELAN IMPROVEMENTS" has the meaning assigned thereto in the Elan License Agreement.

         "ELAN INTELLECTUAL PROPERTY" has the meaning assigned thereto in the Elan License Agreement.

         "ELAN JV" has the meaning assigned thereto in the Elan License
         Agreement.

         "ELAN KNOW-HOW" has the meaning assigned thereto in the Elan License Agreement.

         "ELAN LICENSE" has the meaning assigned thereto in the Elan License Agreement.

         "ELAN LICENSE AGREEMENT" shall mean the license agreement between Elan and Newco, of even date herewith, attached hereto in Schedule 1.

         "ELAN PATENTS" has the meaning assigned thereto in the Elan License Agreement.

         "ENCUMBRANCE" shall mean any liens, charges, encumbrances, equities, claims, options, proxies, pledges, security interests, or other similar rights of any nature.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "EXCHANGE AGREEMENT" shall mean the Exchange Agreement of even date herewith between EIS and Acusphere.

         "EXCHANGE RIGHT" has the meaning assigned to such term in the Exchange Agreement in effect on the Closing Date.

         "FDA" shall mean the United States Food and Drug Administration or any other successor agency in the USA.

         "FIELD" shall mean delivery of a specified Compound by a specific Mode of Administration in a specific device to treat a specific medical condition, as set forth in Clause 2.3 below with respect to [CONFIDENTIAL TREATMENT REQUESTED] /*/ and as further determined by the unanimous vote of the Management Committee in accordance with Clause 2 hereof.

         "FINANCIAL YEAR" shall mean each year commencing on January 1 (or in the case of the first Financial Year, the Closing Date) and expiring on December 31 of each year.

         "FULLY DILUTED COMMON SHARES" shall mean all of the issued and outstanding Common Shares, assuming the conversion, exercise or exchange of all outstanding Common Share Equivalents.

         "INVESTORS RIGHTS AGREEMENT" shall mean the Amended and Restated Investors Rights Agreement, of even date herewith, among Acusphere, EIS and other investors in Acusphere.

         "LICENSE AGREEMENTS" shall mean the Elan License Agreement and the Acusphere License Agreement.

         "LICENSED TECHNOLOGIES" shall mean, collectively, the Elan Intellectual Property and the Acusphere Intellectual Property.

         "LICENSES" shall mean the Elan License and the Acusphere License.

         "MANAGEMENT COMMITTEE" shall have the meaning set forth in Clause 5.2 hereof.

         "MODE OF ADMINISTRATION" shall mean administration via the pulmonary route (a) for local or systemic effect and (b) by immediate or controlled release.

         "NEWCO INTELLECTUAL PROPERTY" shall mean all rights to patents, know-how and other intellectual property arising out of the conduct of the Project by any person, including any technology acquired by Newco from a third party, that relates to the Products and which is not (in the case of the Compound) or which cannot be segregated into (nor does it constitute) Elan Intellectual Property or Acusphere Intellectual Property.

         "NEWCO BYE-LAWS" shall mean the Memorandum of Association and Bye-Laws of Newco Limited.

         "PARTICIPANT" shall mean Acusphere or Elan, as the case may be, and "PARTICIPANTS" shall mean both of the Participants together.

         "PARTY" shall mean Elan, Acusphere, or Newco, as the case may be, and "PARTIES" shall mean all such parties together.

         "PERSON" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or authority or other entity of whatever nature.

         "PERMITTED TRANSFEREE" shall mean any Affiliate or subsidiary of Elan, EIS or Acusphere, to whom this Agreement may be assigned, in whole or in part, pursuant to the terms hereof or in the case of Elan and EIS, a special purpose financing entity created by Elan or EIS or their respective Affiliates.

         "PRODUCTS" shall mean formulations of the Compound(s) for use as a human therapeutic for a specified medical condition.

         "PROJECT" shall mean all activity as undertaken by or on behalf of Newco in order to develop the Products in accordance with the Business Plan.

         "R&D COMMITTEE" shall have the meaning set forth in Clause 5.2 hereof.

         "REGISTRATION RIGHTS AGREEMENTS" shall mean the Registration Rights Agreements of even date herewith relating to Newco and Acusphere, respectively.

         "REGULATORY APPLICATION" shall mean any regulatory application or any other application for marketing approval for a Product, which Newco will file in any country of the Territory, including any supplements or amendments thereto.

         "REGULATORY APPROVAL" shall mean the final approval to market a Product in any country of the Territory, and any other approval which is required to launch the Product in the normal course of business.

         "RHA" shall mean any relevant government health authority (or successor agency thereof) in any country of the Territory whose approval is necessary to market a Product in the relevant country of the Territory.

         "RESEARCH AND DEVELOPMENT PROGRAM" has the meaning set forth in Clause 6.1.

         "RESEARCH AND DEVELOPMENT TERM" shall mean the research and development stage of the Business Plan, which stage shall be deemed terminated upon the first commercial launch of a Product by Newco.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "SHARES" shall mean the shares of Common Shares and shares of Preferred Shares of Newco.

         "SHAREHOLDER" shall mean any of EIS, Acusphere, any Permitted Transferee or any other Person who subsequently becomes bound by this Agreement as a holder of the Shares, and "SHAREHOLDERS" shall mean all of the Shareholders together.

         "TECHNOLOGICAL COMPETITOR OF ELAN" shall have the meaning assigned thereto in the Elan License Agreement.

         "TERM" shall mean the term of this Agreement.

         "TERRITORY" shall mean all of the countries of the world.

         "UNITED STATES DOLLAR" and "US$" and "$" shall mean the lawful currency of the United States of America.

1.2 In addition, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below.

         DEFINITION                                CLAUSE

         "AAA"                                      18.4
         "Closing"                                  4.3
         "Common Shares"                            Recital
         "Confidential Information"                 21.1
         "Co-sale Notice"                           16.4
         "Expert"                                   18.4
         "Management Committee"                     5.2.1
         "Notice of Exercise"                       16.3
         "Notice of Intention"                      16.3
         "Offered Shares"                           16.3
         "Offer Price"                              16.3
         "Preferred Shares"                         Recital
         "R&D Committee"                            5.2.2
         "Remaining Shareholders"                   16.4
         "Relevant Event"                           19.2
         "Selling Shareholder"                      16.3
         "Tag-Along Right"                          16.4
         "Transaction Proposal"                     16.3
         "Transfer"                                 16.1
         "Transferee Terms"                         16.4
         "Transferring Shareholder"                 16.4

1.3      Words importing the singular shall include the plural and vice versa.

1.4 Unless the context otherwise requires, reference to a recital, article, paragraph, provision, clause or schedule is to a recital, article, paragraph, provision, clause or schedule of or to this Agreement.

1.5 Reference to a statute or statutory provision includes a reference to it as from time to time amended, extended or re-enacted.

1.6 The headings in this Agreement are inserted for convenience only and do not affect its construction.

1.7 Unless the context or subject otherwise requires, references to words in one gender include references to the other genders.

1.8 Capitalized terms used but not defined herein shall have the meanings ascribed in the Definitive Documents, if defined therein.

                                    CLAUSE 2

                       BUSINESS AND SELECTION OF COMPOUNDS

2.1 The primary objective of the Agreement is to regulate the business of the development, testing, registration, manufacture, commercialization and licensing of Products in the Field in the Territory and to achieve the other objectives set out in this Agreement. The focus of the Business will be to develop the Products using the Elan Intellectual Property, the Acusphere Intellectual Property and the Newco Intellectual Property to agreed-upon specifications and timelines.

2.2 The central management and control of Newco shall be exercised in Bermuda and shall be vested in the Directors and such Persons as they may delegate the exercise of their powers in accordance with the Newco Bye-Laws. The Shareholders agree to conduct the Business in such a manner as to ensure that Newco is liable to taxation in Bermuda and not in any other jurisdiction. The Participants shall use their best endeavors to ensure that to the extent required the sole residence of Newco in Bermuda, that all meetings of the Directors are held in Bermuda or other jurisdictions outside the United States and generally to ensure that Newco is treated as resident for taxation purposes in Bermuda.

2.3 The Parties hereby nominate as a Compound [CONFIDENTIAL TREATMENT REQUESTED] /*/ for local effect and controlled release using a Mode of Administration (other than a [CONFIDENTIAL TREATMENT REQUESTED]/*/) to treat asthma [CONFIDENTIAL TREATMENT REQUESTED]/*/. Subject to Clauses
         2.4 and 2.5, the Management Committee shall, by unanimous agreement, nominate two other Compounds, in addition to [CONFIDENTIAL TREATMENT REQUESTED]/*/, for development as a

         Product in a specific device by a specific Mode of Administration to treat a specific medical condition having regard to the following criteria:

         2.3.1 development cost of each of the Compounds in such Field, as estimated by the Management Committee;

         2.3.2 market potential of each of the Compounds in such Field, as estimated by the Management Committee;

         2.3.3 results of regulatory and intellectual property due diligence primarily focused on determining whether there are any regulatory and third party intellectual property issues which might impact the development and marketing of each of the Compounds in such Field; and

         2.3.4 whether the nominated Compound is subject to contractual obligations, existing at the date of nomination, of Elan or Acusphere which would prevent the conduct of the research and development program or from granting Newco the right to Commercialize the nominated Compound or which may adversely affect the scope and/or nature of the rights which could be granted to Newco and thereby the potential commercial viability of the nominated Compound.

         The Management Committee shall prioritize the research and development programs with respect to such additional Compounds. If the Management Committee unanimously determines that the research, development and Commercialization of a Product would require additional technology owned or licensed by Elan and/or Acusphere, as the case may be, then the Parties shall discuss in good faith in-licensing such additional technology, subject to among other things, third party contractual obligations. In such case, the Parties shall negotiate in good faith such amendments as are required to this Agreement.

2.4 The selection of the Compounds or any substitute Compounds shall be subject to, inter alia, the then existing contractual arrangements of Elan and Acusphere and such discussions as Elan or Acusphere are having with one or more third parties at the time of such selection. [CONFIDENTIAL TREATMENT REQUESTED]/*/ On the date of selection of a Compound by the Management Committee,

                  (a)      [CONFIDENTIAL TREATMENT REQUESTED]/*/; and

                  (b) Acusphere shall confirm that the Acusphere Intellectual Property as it relates to the selected Compound is not subject to contractual obligations of Acusphere to an unaffiliated third party; and

         provided, however, that if any such contractual obligation exists, Acusphere and/or

         Elan, as the case may be, shall prior to the date of selection of the Compound inform the other of the scope and extent of any such contractual obligation.

2.5 The Management Committee may determine, by unanimous agreement, that a Compound should be abandoned by Newco and accordingly deleted from the list of Compounds to be advanced in the Project where the results of the regulatory and intellectual property due diligence described in Clause 2.3.3 reveal regulatory or third party intellectual property issues which might materially impact the development and Commercialization of a Compound in the Field.

2.6 Should a Compound fail to meet agreed specifications, the Management Committee shall terminate the portion of the Project that relates to such Compound. The Parties shall review in good faith the possibility of developing one substitute compound, or in-licensing or acquiring the rights from one or more third parties to one substitute compound, unless Phase II (as such term is commonly used in connection with FDA applications) has been initiated with respect to the terminated Compound; provided that no more than one substituted compound is contemplated to be considered during the course of this Agreement. Alternatively, [CONFIDENTIAL TREATMENT REQUESTED]/*/. In either case, the Parties shall negotiate in good faith such amendments as are required to this Agreement, such as amending the provisions regulating non-competition.


                                    CLAUSE 3

                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES OF NEWCO: Newco hereby represents and warrants to each of the Shareholders as follows, as of the Closing
         Date:

         3.1.1 ORGANIZATION: Newco is an exempted company duly organized, validly existing and in good standing under the laws of Bermuda, and has all the requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted.

         3.1.2 CAPITALIZATION: As of the Closing Date, the authorized capital stock of Newco consists of 6,000 shares of Common Shares and 6,000 shares of Preferred Shares. Prior to the Closing Date, no shares of capital stock of Newco have been issued.

         3.1.3 AUTHORIZATION: The execution, delivery and performance by Newco of this Agreement, including the issuance of the Shares, have been duly authorized by all requisite corporate actions; this Agreement has been duly executed and delivered by Newco and is the valid and binding obligation of Newco, enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and except as enforcement of rights to indemnity and contribution hereunder may be limited by United States federal or state securities laws or principles of public policy. The Shares, when issued as contemplated hereby, will be validly issued and outstanding, fully paid and non-assessable and not subject to pre-emptive or any other similar rights of the Shareholders or others.

         3.1.4 NO CONFLICTS: The execution, delivery and performance by Newco of this Agreement, the issuance, sale and delivery of the Shares, and compliance with the provisions hereof by Newco, will not:

                  (i) violate any provision of applicable law, statute, rule or regulation applicable to Newco or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Newco or any of its properties or assets;

                  (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under its charter or organizational documents or any material contract to which Newco is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on Newco; or

                  (iii) result in the creation of, any Encumbrance upon any of the properties or assets of Newco.

         3.1.5 APPROVALS: As of the Closing Date, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by Newco. Newco has full authority to conduct its business as contemplated in the Business Plan and the Definitive Documents.

         3.1.6 DISCLOSURE: This Agreement does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. Newco is not aware of any material contingency, event or circumstance relating to its business or prospects, which could have a material adverse effect thereon, in order for the disclosure herein relating to Newco not to be misleading in any material respect.

         3.1.7 NO BUSINESS; NO LIABILITIES: Newco has not conducted any business or incurred any liabilities or obligations prior to the Closing Date, except solely in connection with its organization and formation.

3.2 REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS: Each of the Shareholders hereby severally represents and warrants to Newco as follows as of the Closing Date:

         3.2.1 ORGANIZATION: Such Shareholder is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to own and lease its respective properties, to carry on its respective business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby.

         3.2.2 AUTHORITY: Such Shareholder has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder, which have been duly authorized by all requisite corporate action. This Agreement is the valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and except as enforcement of rights to indemnity and contribution hereunder may be limited by United States federal or state securities laws or principles of public policy.

         3.2.3 NO CONFLICTS: The execution, delivery and performance by such Shareholder of this Agreement, purchase of the Shares, and compliance with the provisions hereof by such Shareholder will not:

                  (i) violate any provision of applicable law, statute, rule or regulation known by and applicable to such Shareholder or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to such Shareholder or any of its properties or assets;

                  (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under the charter or organizational documents of such Shareholder or any material contract to which such Shareholder is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on such Shareholder; or

                  (iii) result in the creation of, any Encumbrance upon any of the properties or assets of such Shareholder.

         3.2.4 APPROVALS: As of the Closing Date, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of this Agreement by such Shareholder.

         3.2.5 INVESTMENT REPRESENTATIONS: Such Shareholder is sophisticated in transactions of this type and capable of evaluating the merits and risks of its investment in Newco. Such Shareholder has not been formed solely for the purpose of making this investment and such Shareholder is acquiring the Common Shares and Preferred Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. Such Shareholder understands that the Shares have not been registered under the Securities Act or applicable state and foreign securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Shareholders' representations as expressed herein. Such Shareholder understands that no public market now exists for any of the Shares and that there is no assurance that a public market will ever exist for such Shares.

                                    CLAUSE 4

                            AUTHORIZATION AND CLOSING

4.1 Newco has authorized the issuance to (i) EIS of 2,388 shares of Preferred Shares and (ii) Acusphere of 6,000 shares of Common Shares and 3,612 shares of Preferred Shares, issuable as provided in Clause
         4.3 hereof.

4.2 Acusphere and EIS hereby subscribe for the number of Shares set forth in Clause 4.1 and shall pay to Newco in consideration therefor, by wire transfer of immediately available funds (to a bank account established by Newco in connection with Completion) the subscription amounts each as provided in Clause 4.4.1.

4.3 The closing (the "CLOSING") shall take place at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005 on the Closing Date or such other places if any, as the Parties may agree and shall occur contemporaneously with the closing under the Acusphere Securities Purchase Agreement.

4.4 At the Closing, each of the Shareholders shall take or (to the extent within its powers) cause to be taken the following steps at directors and shareholder meetings of Newco, or such other meetings or locations, as appropriate:

         4.4.1 Newco shall issue and sell to EIS, and EIS shall purchase from Newco, upon the terms and subject to the conditions set forth herein, 2,388 shares of Preferred Shares for an aggregate purchase price of $2,985,000;

                  Newco shall issue and sell to Acusphere, and Acusphere shall purchase from Newco, upon the terms and conditions set forth herein, (i) 6,000 shares of Common Shares for an aggregate purchase price of $4,515,000 and (ii) 3,612 shares of Preferred Shares for an aggregate purchase price of $7,500,000;

         4.4.2 the Parties shall execute and deliver to each other, as applicable, certificates in respect of the Common Shares and Preferred Shares described above and any other certificates, resolutions or documents which the Parties shall reasonably require;

         4.4.3.   the adoption by Newco of Newco Bye-Laws;

         4.4.4. the appointment of Kevin Insley, Sherri Oberg, Howard Bernstein, Steven Delaney, Stephen J. Rossiter, and Dawn Griffiths as Directors of Newco;

         4.4.5. the resignation of all directors and the secretary of Newco holding office prior to the execution of this Agreement and delivery of written confirmation under seal by each Person so resigning that he has no claim or right of action against Newco and that Newco is not in any way obligated or indebted to him; and

         4.4.6.   the transfer to Newco of the share register.

4.5      EXEMPTION FROM REGISTRATION:

         The Shares will be issued under an exemption or exemptions from registration under the Securities Act. Accordingly, the certificates evidencing the Shares shall, upon issuance, contain the following legend:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SECURITIES LAWS OF A STATE OR OTHER JURISDICTION AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF (OTHER THAN TO AN AFFILIATE OF THE ORIGINAL HOLDER OR AS OTHERWISE PERMITTED IN THE AGREEMENT PURSUANT TO WHICH THEY WERE ISSUED) EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, OR (II) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE SECURITIES ACT (OR ANY SIMILAR RULE UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES) TOGETHER WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS.

4.6. Newco shall use reasonable efforts to file any documents that require filing with the Registrar of Companies in Bermuda within the prescribed time limits. EIS and Acusphere shall provide all reasonable co-operation to Newco in relation to the matters set forth in this Clause 4.6.

4.7. In the event that EIS exercises the Exchange Right, Newco shall, immediately upon such exercise, take all necessary steps to ensure that EIS is duly and validly issued and has full legal right, title and interest in and to the shares of Preferred Shares covered thereby.

                                    CLAUSE 5

                    DIRECTORS; MANAGEMENT AND R&D COMMITTEES

5.1.     DIRECTORS:

         5.1.1 Prior to the exercise of the Exchange Right, the Board shall be composed of five Directors.

                  Acusphere shall have the right to nominate four directors of Newco, ("ACUSPHERE DIRECTORS") and EIS shall have the right to nominate one Director of Newco ("EIS DIRECTOR") which Director, save as further provided herein, shall only be entitled to 15% of the votes of the Board.

                  In the event that the Exchange Right is exercised by EIS within (2) years following the Closing Date, the EIS Director shall only be entitled to 15% of the votes of the Board until the expiry of (2) years from the Closing Date.

                  In the event that the Exchange Right is exercised by EIS at any time after years following the Closing Date or upon the expiry of (2) years following the Closing Date where the Exchange Right has been exercised by EIS within two (2) years following the Closing Date, each of Acusphere, and EIS shall cause the Board to be reconfigured so that an equal number of Directors are designated by EIS and Acusphere and that each of the Directors has equal voting power.

         5.1.2 If EIS removes the EIS Director, or Acusphere removes any of the Acusphere Directors, EIS or Acusphere, as the case may be, shall indemnify the other Shareholder against any claim by such removed Director arising from such removal.

         5.1.3 The Directors shall meet not less than three times in each Financial Year and all Board meetings shall be held in Bermuda.

         5.1.4 At any such meeting, the presence of the EIS Director and at least three of the Acusphere Directors shall be required to constitute a quorum and, subject to Clause 17 hereof, the affirmative vote of a majority of the Directors present at a meeting at which such a quorum is present shall constitute an action of the Directors. In the event of any meeting being inquorate, the meeting shall be adjourned for a period of seven days. A notice shall be sent to the EIS Director and the Acusphere Directors specifying the date, time and place where such adjourned meeting is to be held and reconvened.

         5.1.5 On the Closing Date, Acusphere may appoint one of the Acusphere Directors to be the chairman of Newco. Such chairman of Newco shall hold office until:

                  (i) the first meeting of the Board following the exercise by EIS of the Exchange Right, where the Exchange Right has been exercised by EIS after two years following the Closing Date; or

                  (ii) the first meeting of the Board following the expiry of (2) years following the Closing Date where the Exchange Right has been exercised by EIS within 2 years following the Closing Date

                  (in each case the "CHAIRMAN STATUS BOARD MEETING").

                  After the Chairman Status Board Meeting, each of EIS and Acusphere, beginning with EIS at the Chairman Status Board Meeting, shall have the right, exercisable alternatively, of nominating one Director to be chairman of Newco for a term of one year.

                  If the chairman is unable to attend any meeting of the Board held prior to the Chairman Status Board Meeting, the Acusphere Directors shall be entitled to appoint another Acusphere Director to act as chairman in his place at the meeting.

                  If the chairman of Newco is unable to attend any meeting of the Board held after the Chairman Status Board Meeting, the Directors shall be entitled to appoint another Director to act as chairman of Newco in his place at the meeting.

         5.1.6 In case of an equality of votes at a meeting of the Board, the chairman of Newco shall not be entitled to a second or casting vote. In the event of continued deadlock, the Board shall resolve the deadlock pursuant to the provisions set forth in Clause 18.

5.2      MANAGEMENT AND R&D COMMITTEES:

                  5.2.1 Newco's board of directors shall appoint a management committee (the "MANAGEMENT COMMITTEE") to consist initially of four members, two of whom shall be nominated by Elan and two of whom shall be nominated by Acusphere, and each of whom shall be entitled to one vote, whether or not present at any Management Committee meeting. Decisions of the Management Committee shall require approval of at least one Elan nominee on the Management Committee and one Acusphere nominee on the Management Committee.

                  Each of Elan and Acusphere shall be entitled to remove any of their nominees to the Management Committee and appoint a replacement in place of any nominees so removed. The number of members of the Management Committee may be altered if agreed to by a majority of the directors of Newco; provided that, each of Elan and Acusphere shall be entitled to appoint an equal number of members to the Management Committee. The Management Committee shall be responsible for, inter alia, devising, implementing and reviewing strategy for the Project.

                  5.2.2 The Management Committee shall appoint a research and development committee (the "R&D COMMITTEE"), which shall initially be comprised of four members, two of whom shall be nominated by Elan and two of whom shall be nominated by Acusphere, and each of whom shall have one vote, whether or not present at an R&D Committee meeting during which research and development issues are discussed. Decisions of the R&D Committee shall require approval of at least one Elan nominee on the R&D Committee and one Acusphere nominee on the R&D Committee.

                           Each of Elan and Acusphere shall be entitled to remove any of their nominees to the R&D Committee and appoint a replacement in place of any nominees so removed. The number of members of the R&D Committee may be altered if agreed to by a majority of the directors of Newco provided that each of Elan and Acusphere shall be entitled to appoint an equal number of members to the R&D Committee.

                  5.2.3    The R&D Committee shall be responsible for:

                           (a) designing the Research and Development Program for consideration by the Management Committee;

                           (b) if deemed advisable, establishing a joint Project team consisting of an equal number of team members from Elan and Acusphere, including one Project leader from each of Elan and Acusphere; and

                           (c) implementing the Research and Development Program as approved by the Management Committee.

                  5.2.4 In the event of any dispute amongst the R&D Committee, the R&D Committee shall refer such dispute to the Management Committee whose decision on the dispute shall be binding on the R&D Committee.

                           If the Management Committee cannot resolve the matter, the dispute will be referred to a designated senior officer of each of Elan and Acusphere, and thereafter, in the event of continued deadlock, pursuant to the deadlock provisions to be set forth in Clause 18. This process shall also apply to any dispute within the Management Committee.

                                    CLAUSE 6

                          THE BUSINESS PLAN AND REVIEWS

6.1 The Directors shall meet together as soon as reasonably practicable after the Closing Date and shall agree upon and approve the Business Plan for the current Financial Year within 180 days of the Closing Date. The Business Plan shall contain, among other things, a research and development program (the "RESEARCH AND DEVELOPMENT PROGRAM") which shall include to the extent practicable, the research and development objectives, desired Product specifications, clinical indications, preliminary clinical trial designs (Phase I/II), development timelines, budgeted costs and the relative responsibilities of Acusphere and Elan as it relates to the implementation of the Research and Development Program.

6.2. The Business Plan shall be subject to ongoing review by the Directors and the approval of the EIS Director and the Acusphere Directors on a quarterly basis.

6.3. Neither Participant shall be obliged to provide subsequent funding to Newco in the absence of quarterly approval of the Business Plan and a determination by each Participant, in its sole discretion (notwithstanding Clause 17.2 below), that Development Funding (as such term is defined in the Securities Purchase Agreement) shall be provided for the development of the Products in accordance with the terms of the Securities Purchase Agreement.


                                    CLAUSE 7

                          RESEARCH AND DEVELOPMENT WORK

7.1 Subject to the provisions of Clause 6.3, Acusphere and Elan shall provide at their respective discretion such research and development services as is requested by Newco and as articulated in the Business Plan. Newco shall pay Acusphere and Elan for any research and development work carried out by them on behalf of Newco [CONFIDENTIAL TREATMENT REQUESTED]/*/ during the Research and Development Program developed by the R&D Committee and approved by the Management Committee, subject to the proper vouching of research and development work and expenses. An invoice shall be issued to Newco by Acusphere or Elan, as applicable, [CONFIDENTIAL TREATMENT REQUESTED]/*/ following the [CONFIDENTIAL TREATMENT REQUESTED]/*/ in which work was performed. The payments by Newco to Acusphere or Elan in carrying out such research and development work shall be calculated by reference to the fully allocated costs thereof incurred by Acusphere and Elan calculated in accordance with generally accepted accounting principles consistently applied plus [CONFIDENTIAL TREATMENT REQUESTED]/*/, or [CONFIDENTIAL TREATMENT REQUESTED]/*/ FTE rate agreed to by the unanimous vote of the Management Committee. Research and development activities that are outsourced to third party providers shall be charged to Newco at fully burdened actual costs.

7.2 Elan and Acusphere shall permit Newco or its duly authorized representative on reasonable notice and at any reasonable time during normal business hours to have access to inspect and audit the accounts and records of Elan or Acusphere and any other book, record, voucher, receipt or invoice relating to the calculation or the cost of the Research and Development Program and to the accuracy of the reports which accompanied them. Any such inspection of Elan's or Acusphere's records, as the case may be, shall be at the expense of Newco, except that if such inspection reveals an overpayment in the amount paid to Elan or Acusphere, as the case may be, for the Research and Development Program hereunder in any Financial Year of 5% or more of the amount due to Elan or Acusphere, as the case may be, then the expense of such inspection shall be borne solely by Elan or Acusphere, as the case may be, instead of by Newco. Any surplus over the sum properly payable by Newco to Elan or Acusphere, as the case may be, shall be paid promptly by Elan or Acusphere, as the case may be, to Newco. If such inspection reveals a deficit in the amount of the sum properly payable to Elan or Acusphere, as the case may be, by Newco, Newco shall pay the deficit to Elan or Acusphere, as the case may be.


                                    CLAUSE 8

                                COMMERCIALIZATION

8.1 Newco shall diligently pursue the research, development, prosecution and Commercialization of the Products as provided in the Business Plan.

         At such time as Newco notifies Elan in writing that Newco in good faith intends to Commercialize a Product (other than to manufacture or have manufactured the Product which is the subject of Clause 13 below), Elan, plc or any Affiliate of Elan shall have a first option to negotiate the terms of any agreement for the Commercialization of such Product (the "ELAN OPTION PRODUCT"), which option shall be exercised within [CONFIDENTIAL TREATMENT REQUESTED/*/ of Elan's receipt of such written notification from Newco (the "ELAN/NEWCO OPTION"). If Elan elects to enter into such negotiations, the Participants shall negotiate in good faith the terms of an applicable agreement that would grant Elan such Commercialization rights.

         If, despite good faith negotiations, Elan, plc or the relevant Affiliate and Newco do not reach agreement within [CONFIDENTIAL TREATMENT REQUESTED]/*/ from Elan's exercise of the Elan/Newco Option (the "PERIOD OF NEGOTIATION"), then Newco shall be free to enter into negotiations with a third party (other than a Technological Competitor Of Elan) to agree terms upon which such third party would Commercialize the relevant Product in the Territory, which terms when taken as a whole, are not more favorable to the third party than the principal terms of the last written proposal offered by Newco to Elan, plc or the relevant Affiliate or by Elan, plc or the relevant Affiliate to Newco, as the case may be. The definitive agreement between Newco and such third party to Commercialize the relevant Product in the Territory shall be subject to the written approval of the

         Participants, which approval shall not to be unreasonably withheld or delayed, and which approval shall be further subject to the last paragraph of this Clause 8.1.

         Acusphere, acting on behalf of Newco, shall have the right to initiate negotiations with a third party (other than a Technological Competitor Of Elan) during the Period of Negotiation but Newco may not enter into an agreement for Commercialization until such Period of Negotiation has terminated.

         If (i) the Product that is the subject of such Elan/Newco Option relates to a therapeutic area in which Elan, plc and/or its Affiliates have a marketing or sales presence and (ii) Newco has not entered into an agreement with a third party within [CONFIDENTIAL TREATMENT REQUESTED]/*/ from the expiration of the Period of Negotiation, then the Elan/Newco Option shall be deemed to have re-commenced upon the same terms as set forth herein but with a [CONFIDENTIAL TREATMENT REQUESTED]/*/ option period as opposed to the initial [CONFIDENTIAL TREATMENT REQUESTED]/*/ Period of Negotiation.

         Newco and the Acusphere Directors and EIS Director shall use their respective good faith and reasonable business judgement in the best interest of Newco when negotiating, agreeing and approving terms for the Commercialization of the Products.

                                    CLAUSE 9

            OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS/NON-COMPETITION

9.1. The Parties acknowledge and agree to be bound by the provisions of Clause 3 of the Elan License Agreement and Clause 3 of the Acusphere License Agreement which set forth the agreement between the parties thereto in relation to the ownership of the Elan Intellectual Property, the Acusphere Intellectual Property and the Newco Intellectual property respectively.

9.2 The Parties acknowledge and agree to be bound by the provisions of Clause 4 of the Elan License Agreement and the provisions of Clause 4 of the Acusphere License Agreement which set forth the agreement between the parties thereto in relation to the non-competition obligations of Elan and Acusphere, respectively.

                                    CLAUSE 10

                          INTELLECTUAL PROPERTY RIGHTS

10.1 Elan, [CONFIDENTIAL TREATMENT REQUESTED]/*/ sole discretion [CONFIDENTIAL TREATMENT REQUESTED]/*/ (i) secure the grant of any patent applications within the Elan Patents that relate to the Field;
         (ii) file and
         prosecute patent applications on patentable inventions and discoveries within the Elan Improvements that relate to the Field; (iii) defend all such applications against third party oppositions; and (iv) maintain in force any issued letters patent within the Elan Patents that relate to the Field (including any letters patent that may issue covering any such Elan Improvements that relate to the Field). Elan shall have the right in its sole discretion to control such filing, prosecution, defense and maintenance provided that Newco and Acusphere at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing.

10.2 Acusphere, [CONFIDENTIAL TREATMENT REQUESTED]/*/ and sole discretion, [CONFIDENTIAL TREATMENT REQUESTED]/*/ (i) secure the grant of any patent applications within the Acusphere Patents that relate to the Field; (ii) file and prosecute patent applications on patentable inventions and discoveries within the Acusphere Improvements that relate to the Field; (iii) defend all such applications against third party oppositions; and (iv) maintain in force any issued letters patent within the Acusphere Patents that relate to the Field (including any letters patent that may issue covering any such Acusphere Improvements that relate to the Field). Acusphere shall have the right in its sole discretion to control such filing, prosecution, defense and maintenance provided that Elan and Newco at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing.

10.3 In the event that Elan does not intend to file for patent protection on patentable inventions or discoveries within the Elan Intellectual Property that relates to the Field in one or more countries in the Territory after providing written notice to Newco and Acusphere, Newco shall have the option [CONFIDENTIAL TREATMENT REQUESTED]/*/, upon the prior written approval of Elan which approval shall not be unreasonably withheld, to request Elan to file and prosecute such patent application(s) jointly on behalf of Newco and Acusphere. Upon such written request from Newco, Elan shall be responsible for preparing and prosecuting and otherwise seeking patent protection for such Elan Intellectual Property described in this Clause 10.3. Any such Elan Intellectual Property shall be owned by Elan but Elan shall grant to Newco a royalty free exclusive license to such Elan Intellectual Property in the Field. The Parties shall have the right to remove their confidential information from any such patent application.

10.4 In the event that Acusphere does not intend to file for patent protection on patentable inventions or discoveries within the Acusphere Intellectual Property that relates to the Field in one or more countries in the Territory after providing written notice to Newco and Elan, Newco shall have the option [CONFIDENTIAL TREATMENT REQUESTED]/*/, upon the prior written approval of Acusphere which approval shall not be unreasonably withheld, to request Acusphere to file and prosecute such patent application(s) jointly on behalf of Newco and Elan. Upon such written request from Newco, Acusphere shall be responsible for preparing and prosecuting and otherwise seeking patent protection for such Acusphere Intellectual Property described in this Clause 10.4. Any such Acusphere Intellectual Property shall be owned by Acusphere but Acusphere shall grant a royalty free exclusive license to Newco to such Acusphere Intellectual Property in the Field. The Parties shall have the right to remove their confidential information from any such patent application.

10.5 Newco [CONFIDENTIAL TREATMENT REQUESTED]/*/ shall have the right but shall not be obligated (i) to file and prosecute patent applications on patentable inventions and discoveries within the Newco Intellectual Property; (ii) to defend all such applications against third party oppositions; and (iii) to maintain in force any issued letters patent within the Newco Patents (including any patents that issue on patentable inventions and discoveries within the Newco Intellectual Property). Newco shall have the right to control such filing, prosecution, defense and maintenance provided that the other Parties shall be provided with copies of all documents relating to such filing, prosecution, defense, and maintenance in sufficient time to review such documents and comment thereon prior to filing. The Parties shall have the right to remove their confidential information from any such patent application.

10.6 In the event that Newco informs both Elan and Acusphere that it does not intend to file an application on the Newco Intellectual Property in or outside the Field, Elan shall have the right to file and prosecute such patent applications on inventions that Elan invents solely or which relate predominantly to the Elan Intellectual Property, and Acusphere shall have the right to file and prosecute such patent applications on inventions which Acusphere invents solely or which relate predominantly to the Acusphere Intellectual Property, and Elan and Acusphere agree to negotiate in good faith on the course of action to be taken with respect to Newco inventions that relate to both the Elan and Acusphere Intellectual Property. The Parties shall have the right to remove their confidential information from any such patent application.

10.7 The Parties shall promptly inform each other in writing of any actual or alleged unauthorized use of any Elan Intellectual Property, the Acusphere Intellectual Property or the Newco Intellectual Property by a third party of which it becomes aware and provide the others with any available evidence of such unauthorized use.

10.8 At its option, as the case may be, Elan or Acusphere shall have the first option to enforce [CONFIDENTIAL TREATMENT REQUESTED]/*/ for its own benefit any unauthorized use of its respective Intellectual Property (the Elan Intellectual

         Property or the Acusphere Intellectual Property as the case may be) in the Field. At the enforcing party's request, the other Parties shall cooperate with such action. Should Elan or Acusphere decide not to enforce the Elan Intellectual Property or the Acusphere Intellectual Property respectively, against such unauthorized use in the Field, within a reasonable period but in any event within twenty (20) days after receiving written notice of such actual or alleged unauthorized use, Newco may in its discretion initiate such proceedings in its own name, [CONFIDENTIAL TREATMENT REQUESTED]/*/ for its own benefit, and at such Party's request, Elan and Acusphere shall cooperate with such action. Any recovery remaining after the deduction by Newco [CONFIDENTIAL TREATMENT REQUESTED]/*/ shall belong to Newco. Alternatively, the Parties may agree to institute such proceedings in their joint names and shall reach agreement as to the proportion in which they shall share the proceeds of any such proceedings [CONFIDENTIAL TREATMENT REQUESTED]/*/.

10.9 Newco shall have the first right but not the obligation to bring suit or otherwise take action against any unauthorized use of the Newco Intellectual Property. If any such alleged use occurs that gives rise to a cause of action both inside and outside the Field, Newco, in consultation with the other Parties, shall determine the course of action to be taken. In the event that Newco takes such action, Newco shall do so [CONFIDENTIAL TREATMENT REQUESTED]/*/ and all damages and monetary award recovered in or with respect to such action shall be the property of Newco. Newco shall keep Elan and Acusphere informed of any action in a timely manner so as to enable Acusphere and Elan to provide input in any such action and Newco shall reasonably take into consideration any such input. At Newco's request, the Parties shall cooperate with any such action [CONFIDENTIAL TREATMENT REQUESTED]/*/.

10.10 In the event that Newco does not bring suit or otherwise take action against any unauthorized use of the Newco Intellectual Property (i) if only one Participant determines to pursue such suit or take such action [CONFIDENTIAL TREATMENT REQUESTED]/*/, it shall be entitled to all damages and monetary award recovered in or with respect to such action [CONFIDENTIAL TREATMENT REQUESTED]/*/. At the Participant's request, Newco shall cooperate with any such action [CONFIDENTIAL TREATMENT REQUESTED]/*/.

10.11 In the event that a claim or proceeding is brought against Newco by a third party alleging that the sale, distribution or use of a Product in the Territory constitutes the unauthorized use of the intellectual property rights of such Party, Newco shall promptly advise the other Parties of such threat or suit.

10.12 Save in respect of claims by Newco against either Party or by a third party against Newco where there has been a breach of representation or warranty under Clause 7 of either of the License Agreements by Elan or Acusphere, as the case may be, Newco shall indemnify, defend and hold harmless Elan or Acusphere, as the case may be, against all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys fees) relating directly or indirectly to all such claims or proceedings referred to in Clause 10.11, provided that Elan or Acusphere, as the case may be, shall not acknowledge to the third party or to any other person or entity the validity of any claims of such a third party, and shall not compromise or settle any claim or proceedings relating thereto without the prior written consent to Newco, not to be unreasonably withheld or delayed. [CONFIDENTIAL TREATMENT REQUESTED]/*/.

                                    CLAUSE 11

           CROSS LICENSING/EXPLOITATION OF PRODUCTS OUTSIDE THE FIELD

11.1 Solely for the purpose of and insofar as is necessary, in each case, for Elan to conduct research and development work on behalf of Newco, Newco hereby grants to Elan a non-exclusive, worldwide, royalty-free, fully paid-up license for the term of the Licenses:

         11.1.1   to use the Newco Intellectual Property in the Field, and

         11.1.2 subject to the terms and conditions of the Acusphere License, a sublicense to use the Acusphere Intellectual Property in the Field.

11.2 Solely for the purpose of and insofar as is necessary, in each case, for Acusphere to conduct research and development work on behalf of Newco, Newco hereby grants to Acusphere a non-exclusive, worldwide, royalty-free, fully paid-up license for the term of the Licenses:

         11.2.1   to use the Newco Intellectual Property in the Field, and

         11.2.2 subject to the terms and conditions of the Elan License, a sublicense to use the Elan Intellectual Property in the Field.

11.3 Elan and Acusphere, as the case may be, shall be entitled to exploit the Newco Intellectual Property outside the Field subject to the Parties negotiating a license agreement in good faith (including all material provisions thereof, including as to whether the license should be exclusive or non-exclusive), pursuant to which Newco will grant Elan or Acusphere, as the case may be, a license under the Newco Intellectual Property outside the Field. The financial terms of the said license agreement shall have regard, inter alia, to:

         11.3.1 the amount of monies expended by Newco in developing the Newco Intellectual Property;

         11.3.2 the materiality of the contribution of the Newco Intellectual Property by comparison to the further research and development work to be conducted, and of the Elan Intellectual Property and the Acusphere Intellectual Property; and

         11.3.3 the financial return likely to be earned by Elan or Acusphere, as the case may be, from the proposed exploitation outside the Field; and

         11.3.4 the impact of the proposed exploitation of the Newco Intellectual Property outside the Field on the exploitation of the Newco Intellectual Property within the Field.

                                    CLAUSE 12

                                   REGULATORY

12.1 Newco shall keep the other Parties promptly and fully advised of Newco's regulatory activities, progress and procedures. Newco shall inform the other Parties of any dealings it shall have with an RHA, and shall furnish the other Parties with copies of all correspondence relating to the Products. The Parties shall collaborate to obtain any required Regulatory Approval of the RHA to market the Products.

12.2 Newco shall, at its own cost, file, prosecute and maintain any and all Regulatory Applications for the Products in the Territory in accordance with the Business Plan.

12.3 Subject to Clauses 12.5 and 12.6, any and all Regulatory Approvals obtained hereunder for any Product shall remain the property of Newco, provided that Newco shall allow Elan and Acusphere access thereto to enable Elan and Acusphere to fulfill their respective obligations and exercise their respective rights under this Agreement. Newco shall maintain such Regulatory Approvals at its own cost.

12.4 It is hereby acknowledged that there are inherent uncertainties involved in the registration of pharmaceutical products with the RHA's insofar as obtaining approval is concerned and such uncertainties form part of the business risk involved in undertaking the form of commercial collaboration as set forth in this Agreement.

12.5 All regulatory approvals and the DMF (Drug Master File) relating to [CONFIDENTIAL TREATMENT REQUESTED]/*/ shall be processed by and be the property of Elan and at all times held in Elan's sole name. Elan will authorize Newco to reference Elan's DMF, as described herein, with the FDA to the extent necessary for Newco's regulatory purposes.

12.6 All regulatory approvals and the DMF (Drug Master File) relating to [CONFIDENTIAL TREATMENT REQUESTED]/*/ shall be processed by and be the property of Acusphere and at all times held in Acusphere's sole name. Acusphere will authorize Newco to reference Acusphere's DMF, as described herein, with the FDA to the extent necessary for Newco's regulatory purposes.

                                    CLAUSE 13

                                  MANUFACTURING

13.1 Subject to Clause 13.2, Newco shall be responsible for manufacturing, or having manufactured, all quantities of Products required for the development and Commercialization of Products for use in the Field.

13.2 Notwithstanding the provisions of Clause 13.1, it is the expectation of the Parties that Newco shall enter into a supply agreement with Elan or Acusphere or a third party (other than a Technological Competitor of Elan), as the case may be, to allow for the commercial production of the Products on behalf of Newco, provided however, that Elan shall have the first right to manufacture and supply, and/or subcontract the manufacture and supply, of [CONFIDENTIAL TREATMENT REQUESTED]/*/ which are incorporated in the Products. In determining which of Elan or Acusphere or a third party shall provide such services, the Management Committee shall, in good faith, consider the respective infrastructure and experience of Elan, Acusphere and the relevant third parties.

13.3 The terms of the said supply agreements shall be on normal commercial terms, and shall be negotiated in good faith by the Parties thereto.

                                    CLAUSE 14

                        TECHNICAL SERVICES AND ASSISTANCE

14.1 Whenever commercially and technically feasible, Newco shall contract with Acusphere or Elan, as the case may be, to perform such other services as Newco may require, other than those specifically dealt with hereunder or in the License Agreements. In determining which Party should provide such services, the Management Committee shall take into account the respective infrastructure, capabilities and experience of Elan and Acusphere. There shall be no obligation upon either of Acusphere or Elan to perform such services.

14.2 Newco shall, if the Participants so agree, conclude an administrative support agreement with Elan and/or Acusphere on such terms as the Parties thereto shall in good faith negotiate. Such service agreement shall include, among other things, a right of Newco or its duly authorized representative on reasonable notice and at any reasonable time during normal business hours to have access to inspect and audit the books and records of Elan or Acusphere, as applicable, relating to such administrative services provided on behalf of Newco. Any such inspection of Elan's or Acusphere's records, as the case may be, shall be [CONFIDENTIAL TREATMENT REQUESTED]/*/. The administrative services shall include one or more of the following administrative services as requested by Newco:

         14.2.1   accounting, financial and other services;

         14.2.2   tax services;

         14.2.3   insurance services;

         14.2.4   human resources services;

         14.2.5   legal and company secretarial services;

         14.2.6   patent and related intellectual property services; and

         14.2.7 all such other services consistent with and of the same type as those services to be provided pursuant to this Agreement, as may be required.

         The foregoing list of services shall not be deemed exhaustive and may be changed from time to time upon written request by Newco.

14.3. The Parties agree that each Party shall effect and maintain comprehensive general liability insurance in respect of all clinical trials and other activities performed by them on behalf of Newco. The Participants and Newco shall ensure that the industry standard insurance policies shall be in place for all activities to be carried out by Newco.

14.4 If Elan or Acusphere so requires, Acusphere or Elan, as the case may be, shall receive, at times and for periods mutually acceptable to the Parties, employees of the other Party (such employees to be acceptable to the receiving Party in the matter of qualification and competence) for instruction in respect of the Elan Intellectual Property or the Acusphere Intellectual Property, as the case may be, as necessary to further the Project.

14.5 The employees received by Elan or Acusphere, as the case may be, shall be subject to obligations of confidentiality no less stringent than those set out in Clause 21 and such employees shall observe the rules, regulations and systems adopted by the Party receiving the said employees for its own employees or visitors.

                                    CLAUSE 15

             AUDITORS, BANKERS, ACCOUNTING REFERENCE DATE; SECRETARY

15.1 Unless otherwise agreed by the Participants and save as may be provided to the contrary herein:

         15.1.1 the auditors of Newco shall be KMPG Peat Marwick of Vallis Building, Hamilton, Bermuda;

         15.1.2 the Participants shall have the right of access for each Participant's authorized auditors (reasonably acceptable to the other Participant and subject to the confidentiality undertakings hereunder) to audit the books and records of Newco during regular business hours and upon reasonable prior written notice;

         15.1.3 the bankers of Newco shall be Bank of Bermuda or such other bank as may be mutually agreed from time to time;

         15.1.4 the accounting reference date of Newco shall be December 31st in each Financial Year; and

         15.1.5 the secretary of Newco shall be I.S. Outerbridge or such other Person as may be appointed by the Directors from time to time.

                                    CLAUSE 16

                              TRANSFERS OF SHARES;
                     RIGHT OF FIRST OFFER; TAG ALONG RIGHTS

GENERAL:

16.1. Until such time as the Common Shares shall be registered pursuant to the Exchange Act and be publicly traded in an established securities market, no Shareholder shall, directly or indirectly, sell or otherwise transfer (each, a "TRANSFER") any Shares held by it except in as expressly permitted by and accordance with the terms of this Agreement. Newco shall not, and shall not permit any transfer agent or registrar for any Shares to, transfer upon the books of

         Newco any Shares from any Shareholder to any transferee, in any manner, except in accordance with this Agreement, and any purported transfer not in compliance with this Agreement shall be void.

         During the Research and Development Term, no Shareholder shall, directly or indirectly, sell or otherwise Transfer any of its legal and/or beneficial interest in the Shares held by it to any other Person. After completion of the Research and Development Term, a Shareholder may Transfer Shares provided such Shareholder complies with the provisions of Clauses 16.2, 16.3 and 16.4.

         Notwithstanding anything contained herein to the contrary, at all times, EIS and/or Acusphere shall have the right to Transfer any Shares to a Permitted Transferee of such Party, provided, however, that such Transfer does not result in adverse tax consequences for any other Parties and that such Permitted Transferee to which such legal and/or beneficial interest in the Shares have been transferred shall agree to be expressly subject to and bound by all the limitations and provisions which are embodied in this Agreement.

16.2 No Shareholder shall, except with the prior written consent of the other Shareholder, create or permit to subsist any Encumbrance in all or any of the Shares held by it (other than by a Transfer of such Shares in accordance with the provisions of this Agreement).

16.3     RIGHTS OF FIRST OFFER:

         If at any time after the end of the Research and Development Term a Shareholder shall desire to Transfer any Shares owned by it (a "SELLING SHAREHOLDER"), in any transaction or series of related transactions other than a Transfer to a Permitted Transferee, then such Selling Shareholder shall deliver prior written notice of its desire to Transfer (a "NOTICE OF INTENTION") (i) to Newco and (ii) to the Shareholders who are not the Selling Shareholder (and any transferee thereof permitted hereunder, if any), as applicable, setting forth such Selling Shareholder's desire to make such Transfer, the number of Shares proposed to be transferred (the "OFFERED SHARES") and the proposed form of transaction (the "TRANSACTION PROPOSAL"), together with any available documentation relating thereto, if any, and the price at which such Selling Shareholder proposes to Transfer the Offered Shares (the "OFFER PRICE"). The "Right of First Offer" provided for in this Clause 16 shall be subject to any "Tag Along Right" benefiting a Shareholder which may be provided for by Clause 16.4, subject to the exceptions set forth therein.

         Upon receipt of the Notice of Intention, the Shareholders who are not the Selling Shareholder shall have the right to purchase at the Offer Price the Offered Shares, exercisable by the delivery of notice to the Selling Shareholder (the "NOTICE OF EXERCISE"), with a copy to Newco, within 10 business days from the date of receipt of the Notice of Intention. If no such Notice of Exercise has been delivered by the Shareholders who are not the Selling Shareholder within such 10-business day period, or such Notice of Exercise does not relate to all of the Offered Shares covered by the Notice of Intention, then the Selling Shareholder shall be entitled to Transfer all of the Offered Shares to the intended transferee. In the event that all of the Offered Shares are not purchased by the non-selling Shareholders, the Selling Shareholder shall sell the available Offered Shares within 30 days after the delivery of such Notice of Intention on terms no more favorable to a third party than those presented to the non-selling Shareholders. If such sale does not occur, the Offered Shares shall again be subject to the Right of First Offer set forth in Clause 16.3.

         In the event that any of the Shareholders who are not the Selling Shareholder exercises their right to purchase all of the Offered Shares (in accordance with this Clause 16), then the Selling Shareholder shall sell all of the Offered Shares to such Shareholder(s), in the amounts set forth in the Notice of Intention, after not less than 10 business days and not more than 25 business days from the date of the delivery of the Notice of Exercise. In the event that more than one of the Shareholders who are not the Selling Shareholders wish to purchase the Offered Shares, the Offered Shares shall be allocated to such Shareholders on the basis of their pro rata equity interests in Newco.

         The rights and obligations of each of the Shareholders pursuant to the Right of First Offer provided herein shall terminate upon the date that the Common Shares is registered under Section 12(b) or 12(g) of the Exchange Act.

         At the closing of the purchase of all of the Offered Shares by the Shareholders who are not the Selling Shareholder (scheduled in accordance with Clause 16), the Selling Shareholder shall deliver certificates evidencing the Offered Shares being sold, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the Shareholders who are not the Selling Shareholder, duly executed by the Selling Shareholder, free and clear of any adverse claims, against payment of the purchase price therefor in cash, and such other customary documents as shall be necessary in connection therewith.

16.4     TAG ALONG RIGHTS:

         Subject to Clause 16.3, a Shareholder (the "TRANSFERRING SHAREHOLDER") shall not Transfer (either directly or indirectly), in any one transaction or series of related transactions, to any Person or group of Persons, any Shares, unless the terms and conditions of such Transfer shall include an offer to the other Shareholders (the "REMAINING SHAREHOLDERS"), to sell Shares at the same price and on the same terms and conditions as the Transferring Shareholder has agreed to sell its Shares (the "TAG ALONG Right").

         In the event a Transferring Shareholder proposes to Transfer any Shares in a transaction subject to this Clause 16.4, it shall notify, or cause to be notified, the Remaining Shareholders in writing of each such proposed Transfer. Such notice shall set forth: (i) the name of the transferee and the amount of Shares proposed to be transferred, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the transferee (the "TRANSFEREE TERMS") and (iii) that the transferee has been informed of the Tag Along Right provided for in this Clause 16, if such right is applicable, and the total number of Shares the transferee has agreed to purchase from the Shareholders in accordance with the terms hereof.

         The Tag Along Right may be exercised by each of the Remaining Shareholders by delivery of a written notice to the Transferring Shareholder (the "CO-SALE NOTICE") within 10 business days following receipt of the notice specified in the preceding subsection. The Co-sale Notice shall state the number of Shares owned by such Remaining Shareholder which the Remaining Shareholder wishes to include in such Transfer; provided, however, that without the written consent of the Transferring Shareholder, the amount of such securities belonging to the Remaining Shareholder included in such Transfer may not be greater than such Remaining Shareholder's percentage beneficial ownership of Common Share Equivalents multiplied by the total number of shares of Common Share Equivalents to be sold by both the Transferring Shareholder and all Remaining Shareholders. Upon receipt of a Co-sale Notice, the Transferring Shareholder shall be obligated to transfer at least the entire number of Shares set forth in the Co-sale Notice to the transferee on the Transferee Terms; provided, however, that the Transferring Shareholder shall not consummate the purchase and sale of any Shares hereunder if the transferee does not purchase all such Shares specified in all Co-sale Notices. If no Co-sale Notice has been delivered to the Transferring Shareholder prior to the expiration of the 10 business day period referred to above and if the provisions of this Section have been complied with in all respects, the Transferring Shareholder shall have the right for a 45 day calendar day period to Transfer Shares to the transferee on the Transferee Terms without further notice to any other party, but after such 45-day period, no such Transfer may be made without again giving notice to the Remaining Shareholders of the proposed Transfer and complying with the requirements of this Clause 16.

         At the closing of any Transfer of Shares subject to this Clause 16, the Transferring Shareholder, and the Remaining Shareholder, in the event such Tag Along Right is exercised, shall deliver certificates evidencing such securities as have been Transferred by each, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the transferee, free and clear of any adverse claim, against payment of the purchase price therefor.

         Notwithstanding the foregoing, this Clause 16 shall not apply to any sale of Common Shares pursuant to an effective registration statement under the Securities Act in a bona fide public offering.

                                    CLAUSE 17

                    MATTERS REQUIRING SHAREHOLDERS' APPROVAL

17.1 In consideration of Acusphere and Elan agreeing to enter into the License Agreements, the Parties hereby agree that Newco shall not without the prior approval of the EIS Director and the Acusphere
         Directors:

         17.1.1. make a material Newco determination outside the ordinary course of business, including, among other things, acquisitions or dispositions of intellectual property and licenses or sublicenses as they relate to the Licensed Technologies, enter into joint ventures and similar arrangements as they relate to the Licensed Technologies;

         17.1.2. issue any unissued Shares or unissued Common Share Equivalents, or create or issue any new shares (including a split of the Shares) or Common Share Equivalents, except as expressly permitted by the Newco Bye-Laws;

         17.1.3. alter any rights attaching to any class of share in the capital of Newco or alter the Newco Bye-Laws;

         17.1.4. consolidate, sub-divide or convert any of Newco's share capital or in any way alter the rights attaching thereto;

         17.1.5.  dispose of all or substantially all of the assets of Newco;

         17.1.6. do or permit or suffer to be done any act or thing whereby Newco may be wound up (whether voluntarily or compulsorily), save as otherwise expressly provided for in this Agreement;

         17.1.7. enter into any contract or transaction except in the ordinary and proper course of the Business on arm's length terms;

         17.1.8. subject to Clause 23.13, assign, license or sub-license any of the Elan Intellectual Property, Acusphere Intellectual Property, Newco Intellectual Property, except in connection with a commercialization agreement or manufacturing agreement adopted in accordance with the provisions of the Agreement;

         17.1.9. amend or vary the terms of the Acusphere License Agreement or the Elan License Agreement;

         17.1.10 permit a person other than Newco to own a regulatory approval relating to the Product(s);

         17.1.11 amend or vary the Business Plan or the Newco budget as they relate to the Licensed Technologies;

         17.1.12  alter the number of Directors

         17.1.13 change the domicile of Newco from, or discontinue Newco out of, Bermuda;

         17.1.14 register any Shares of Newco for public trading with any governmental authority for public trading in any securities market; and

         17.1.15 declare or pay any dividend or make any distribution, directly or indirectly, with respect to its capital stock; or issue, sell, exchange, deliver, redeem, purchase or otherwise acquire or dispose of any shares of its capital stock or other securities.

17.2     [CONFIDENTIAL TREATMENT REQUESTED]/*/





                                    CLAUSE 18

                                    DISPUTES

18.1 Should any dispute or difference arise between Elan and Acusphere, or between Elan or Acusphere and Newco or among the Newco Directors or Management Committee such that a majority or (if required) unanimous decision cannot be made, during the period that this Agreement is in force, then any Party may forthwith give notice to the other Parties that it wishes such dispute or difference to be referred to a designated senior officer of each of Elan and Acusphere.

18.2 In any event of a notice being served in accordance with Clause 18.1, each of the Participants shall within 14 days of the service of such notice prepare and circulate to the designated senior officer of each of Elan and Acusphere a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting that position. Each memorandum or statement shall be considered by the designated senior officers of each of Elan and Acusphere who shall endeavor to resolve the dispute using good faith and diligent efforts. If designated senior officers of each of Elan and Acusphere agree upon a resolution or disposition of the matter, they shall each sign a statement which sets out the terms of their agreement. The Participants agree that they shall exercise the voting rights and other powers available to them in relation to Newco to procure that the agreed terms are fully and promptly carried into effect.

18.3 In the event the designated senior officers of each of Elan and Acusphere are unable to resolve a dispute or difference when it is referred to them under Clause 18.1, within sixty (60) days, the following procedures shall apply:

         18.3.1 If the dispute relates to (i) the interpretation of this Agreement or any other Definitive Document or the compliance of the Parties with their legal obligations thereunder, (ii) the interpretation or application of law, or (iii) the ownership of any intellectual property, then the provisions of Clause 23.8 shall govern.

         18.3.2 If the dispute does not relate to the matters described in Clause 18.3.1, then the provisions of Clause 18.4 shall govern.

18.4 The designated senior officers of each of Elan and Acusphere shall, if they are unable to resolve a dispute or difference when it is referred to them under Clause 18.1, within sixty (60) days of such referral, refer the matter to an independent expert in pharmaceutical product development and marketing (including clinical development and regulatory affairs) jointly selected by the designated senior officers of each of Elan and Acusphere (the "EXPERT").

         In the event the designated senior officers of each of Elan and Acusphere cannot agree upon the designation of the Expert, the Participants shall request the American Arbitration Association ("AAA"), sitting in the City of New York to select the Expert. In each case, the Expert shall be selected having regard to his suitability to determine the particular dispute or difference on which the Expert is being requested to determine. Unless otherwise agreed between the designated senior officers of each of Elan and Acusphere, the following rules shall apply to the appointment of the Expert. The fees of the AAA and the Expert shall be shared equally by the Participants. The Expert shall be entitled to inspect and examine all documentation and any other material which the Expert may consider to be relevant to the dispute. The Expert shall afford each Party a reasonable opportunity (in writing or orally) of stating reasons in support of such contentions as each Party may wish to make relative to the matters under consideration. The Expert shall give notice in writing of his determination to the Parties within such time as may be stipulated in his terms of appointment or in the absence of such stipulation as soon as practicable but in any event within four weeks from the reference of the dispute or difference to him.

18.5 Any determination by the Expert of a dispute or difference shall not be binding on the Parties.

                                    CLAUSE 19

                                   TERMINATION

19.1     This Agreement shall govern the operation and existence of Newco until

         19.1.1   terminated by written agreement of all Parties hereto; or

         19.1.2   otherwise terminated in accordance with this Clause 19.

19.2 For the purpose of this Clause 19, a "RELEVANT EVENT" is committed or suffered by a Participant if:

         19.2.1 it commits a breach of its material obligations under this Agreement or the applicable License Agreement and fails to cure it within 60 days of being specifically required in writing to do so by the other Participant; provided, however, that if the breaching Participant has proposed a course of action to cure the breach and is acting in good faith to cure same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be cured, provided that such period shall not be extended by more than 90 days, unless otherwise agreed in writing by the Participants; or

         19.2.2 a distress, execution, sequestration or other process is levied or enforced upon or sued out against a material part of its property which is not discharged or challenged within 30 days; or

         19.2.3 it is unable to pay its debts in the normal course of business; or

         19.2.4 it ceases wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation, without the prior written consent of the other Participant (such consent not to be unreasonably withheld); or

         19.2.5 the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of such Participant or over all or substantially all of its assets under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland; or

         19.2.6 an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland, is filed, and is not discharged within 60 days, or a Participant applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part of its assets, rights or revenues or the assets and/or the business of a Participant are for any reason seized, confiscated or condemned.

19.3 If either Participant commits or suffers a Relevant Event, the other Participant shall have in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Agreement upon 30 days' written notice.

19.4 In the event of a termination of the Elan License Agreement and/or the Acusphere License Agreement, both parties will negotiate in good faith to determine whether this Agreement should be terminated and if so, which provisions should survive termination.

19.5 The provisions of Clauses 1 (Definitions), 3 (Representations), 9 (Ownership of Intellectual Property), 10.11 and 10.12 (Intellectual Property Rights), 11.3, 12.3, 12.5, 12.6 (Regulatory Approval), 16 (Transfer Restrictions), 17 (Shareholders' Veto Rights), 18 (Disputes), 19 (Termination), 20 (Share Rights), 21 (Confidentiality), 22.2 (Costs) and 23 (General) shall survive the termination of this Agreement under this Clause 19; all other terms and provisions of this Agreement shall cease to have effect and be null and void upon the termination of this Agreement.

                                    CLAUSE 20

                                  SHARE RIGHTS

The provisions regulating the rights and obligations attaching to the Common Shares and the Preferred Shares are set out in the Newco Bye-laws.

                                    CLAUSE 21

                                 CONFIDENTIALITY

21.1 The Parties and/or Newco acknowledge and agree that it may be necessary, from time to time, to disclose to each other confidential and/or proprietary information,


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
         including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other information, relating to the Field, the Products, present or future products, the Newco Intellectual Property, the Elan Intellectual Property or the Acusphere Intellectual Property, as the case may be, methods, compounds, research projects, work in process, services, sales suppliers, customers, employees and/or business of the disclosing Party, whether in oral, written, graphic or electronic form (collectively "CONFIDENTIAL INFORMATION").

21.2 Any Confidential Information revealed by a Party to another Party shall be maintained as confidential and shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's rights and obligations under this Agreement, and for no other purpose. Confidential Information shall not include:

         21.2.1   information that is generally available to the public;

         21.2.2   information that is made public by the disclosing Party;

         21.2.3 information that is independently developed by the receiving Party, as evidenced by such Party's records, without the aid, application or use of the disclosing Party's Confidential Information;

         21.2.4 information that is published or otherwise becomes part of the public domain without any disclosure by the receiving Party, or on the part of the receiving Party's directors, officers, agents, representatives or employees;

         21.2.5 information that becomes available to the receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than the disclosing Party, which source did not acquire this information on a confidential basis; or

         21.2.6 information which was already in the possession of the receiving Party at the time of receiving such information, as evidenced by its records, provided such information was not previously provided to the receiving party from a source which was under an obligation to keep such information confidential; or

         21.2.7 information that is the subject of a written permission to disclose, without restriction or limitation, by the disclosing Party.

21.3 The receiving Party will be entitled to disclose Confidential Information which the receiving Party is required to disclose pursuant to:


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
         21.3.1 a valid order of a court or other governmental body or any political subdivision thereof or as otherwise required by law, rule or regulation; or; or

         21.3.2   any other requirement of law;

                  provided, however, that if the receiving Party becomes legally required to disclose any Confidential Information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or confidential treatment or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required.

21.4 Each Party agrees to disclose Confidential Information of another Party only to those employees, representatives and agents requiring knowledge thereof in connection with their duties directly related to the fulfilling of the Party's obligations under this Agreement, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. Each Party further agrees to inform all such employees, representatives and agents of the confidentiality terms and provisions of this Agreement and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information. Each Party agrees that it will exercise the same degree of care and protection to preserve the proprietary and confidential nature of the Confidential Information disclosed by a Party, as the receiving Party would exercise to preserve its own Confidential Information. Each Party agrees that it will, upon request of another Party, return all documents and any copies thereof containing Confidential Information belonging to or disclosed by such other Party (except to the extent such Confidential Information is required to exercise a Party's rights under this Agreement or License Agreements). Each Party shall promptly notify the other Parties upon discovery of any unauthorized use or disclosure of the other Parties' Confidential Information.

21.5 Notwithstanding the above, each Party may use or disclose Confidential Information disclosed to it by another Party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or granting a permitted sub-license or otherwise exercising its rights hereunder; provided, that if a Party is required to make any such disclosure of the other Party's Confidential Information, other than pursuant to a confidentiality



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

         agreement, such Party shall inform the third party recipient of the terms and provisions of this Agreement and their duties hereunder and shall obtain their consent hereto as a condition of releasing to the third party recipient the Confidential Information.

21.6 Any breach of this Clause 21 by any employee, representative or agent of a Party is considered a breach by the Party itself.

21.7 The provisions relating to confidentiality in this Clause 21 shall remain in effect during the Term and for a period of seven years following the termination of this Agreement.

21.8 The Parties agree that the obligations of this Clause 21 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party expressly agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law or in equity or otherwise, any Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 21, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.

                                    CLAUSE 22

                                      COSTS

22.1 Each Shareholder shall bear its own legal and other costs incurred in relation to preparing and concluding this Agreement and the Definitive Documents.

22.2 All other costs, legal fees, registration fees and other expenses relating to the incorporation of Newco, shall be borne by Newco.

                                    CLAUSE 23

                                     GENERAL

23.1     GOOD FAITH:

         Each of the Parties hereto undertakes with the others to do all things reasonably within its power that are necessary or desirable to give effect to the spirit and intent of this Agreement.


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

23.2     FURTHER ASSURANCE:

         At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Agreement for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

23.3     NO REPRESENTATION:

         Each of the Parties hereto hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty except as expressly set forth herein or in any document referred to herein.

23.4     FORCE MAJEURE:

         Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay is caused by or results from causes beyond its reasonable control, including without limitation, acts of God, fires, strikes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances or intervention of any relevant government authority, but any such delay or failure shall be remedied by such Party as soon as practicable.

23.5     RELATIONSHIP OF THE PARTIES:

         Nothing contained in this Agreement is intended or is to be construed to constitute Elan/EIS and Acusphere as partners, or Elan/EIS as an employee or agent of Acusphere, or Acusphere as an employee or agent of Elan/EIS.

         No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of another Party or to bind another Party to any contract, agreement or undertaking with any third party.

23.6     COUNTERPARTS:

         This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

23.7     NOTICES:

         Any notice to be given under this Agreement shall be sent in writing by registered or recorded delivery post or reputable overnight courier such as Federal Express or telecopied to:

         Elan at:

         Lincoln House, Lincoln Place
         Dublin 2, Ireland
         Attention:        Vice President & General Counsel
                           Elan Pharmaceutical Technologies,
                           a division of Elan Corporation, plc

         Telephone:        353-1-709-4000
         Fax:              353-1-709-4124

         and

         Elan International Services, Ltd.
         102 St. James Court
         Flatts, Smiths FL04
         Bermuda
         Attention:        President

         Telephone:        441-292-9169
         Fax:              441-292-2224

         Acusphere at:
         38 Sidney Street
         Cambridge, MA 02139-4169
         Attn: Chief Executive Officer

         Telephone         617-577-8800
         Fax:              617-577-0233

         with a copy to:

         Lawrence S. Wittenberg
         Testa, Hurwitz & Thibeault, LLP
         123 High Street
         Boston, Massachusetts 02110

         Telephone:        617-248-7000
         Fax:              617-248-7100



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

         Newco at:

         Clarendon House,
         2 Church St.,
         Hamilton,
         Bermuda
         Attention:        Secretary
         Telephone:        441 292 9169
         Fax:              441 292 2224

         with a copy to EIS if the notice is served by Acusphere and a copy to Acusphere if a notice is served by EIS or Elan,

         or to such other address(es) as may from time to time be notified by any Party to the others hereunder.

         Any notice sent by mail shall be deemed to have been delivered within three Business Days after dispatch or delivery to the relevant courier and any notice sent by telecopy shall be deemed to have been delivered upon confirmation of receipt. Notices of change of address shall be effective upon receipt. Notices by telecopy shall also be sent by another method permitted hereunder.


23.8     GOVERNING LAW; [CONFIDENTIAL TREATMENT REQUESTED]/*/

         23.8.1. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         23.8.2 In the event that a dispute regarding the matters described in Clause 18.3.1 is not resolved pursuant to the provisions of Clause 18.1, the Parties agree to consider other dispute resolution mechanisms including mediation.

         23.8.3 In the event that the Parties fail to agree on a mutually acceptable dispute resolution mechanism under Clause 23.8.2, or in the event that the dispute is not resolved pursuant to any dispute resolution mechanism agreed by the Parties under Clause 23.8.2 within 6 months, the dispute shall be finally settled by the courts of competent jurisdiction. For the purposes of this Agreement the parties submit to the [CONFIDENTIAL TREATMENT REQUESTED]/*/ jurisdiction of the courts of the State of New York.

23.9     SEVERABILITY:

         If any provision in this Agreement is agreed by the Parties to be, deemed to be or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

23.10    AMENDMENTS:

         No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of all Parties.

23.11    WAIVER:

         No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Agreement.



23.12    ASSIGNMENT:

         None of the Parties shall be permitted to assign its rights or obligations hereunder without the prior written consent of the other Parties except as follows:

         23.12.1 Elan, EIS and/or Acusphere shall have the right to assign their rights and obligations hereunder to their Affiliates provided, however, that such assignment does not result in adverse tax consequences for any other Parties.

         23.12.2 Elan and EIS shall have the right to assign their rights and obligations hereunder to a special purpose financing or similar entity established by Elan or EIS.

23.13    ASSIGNMENT OF NEWCO INTELLECTUAL PROPERTY:

         Upon one month's prior notice in writing from Elan to Newco and Acusphere, Newco shall assign the Newco Intellectual Property from Newco to a wholly-owned subsidiary of Newco to be incorporated in Ireland, which company shall be newly incorporated by Elan to facilitate such assignment.

23.14    WHOLE AGREEMENT/NO EFFECT ON OTHER AGREEMENTS:

         This Agreement (including the Schedules attached hereto) and the Definitive Documents set forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Agreement and the Definitive Documents.

         In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the Newco Bye-Laws the terms of this Agreement shall prevail, except with respect to the rights and obligations attaching to the Common Shares and the Preferred Shares in which respect the Newco Bye-Laws shall prevail.

         No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between any of the Parties unless specifically referred to, and solely to the extent provided herein. In the event of a conflict between the provisions of this Agreement and the provisions of the License Agreements, the terms of this Agreement shall prevail unless this Agreement specifically provide otherwise.

23.15    SUCCESSORS:

         This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day first set forth above.

                                    SIGNED

                                    BY: /s/ illegible signature
                                        ---------------------------------------
                                    for and on behalf of
                                    ELAN CORPORATION, PLC
                                    (acting through its division
                                    Elan Pharmaceutical Technologies)

                                    SIGNED

                                    BY: /s/ illegible signature
                                        ---------------------------------------
                                    for and on behalf of
                                    ELAN PHARMA INTERNATIONAL LIMITED


                                    SIGNED

                                    BY: /s/ illegible signature
                                        ---------------------------------------
                                    for and on behalf of
                                    ELAN INTERNATIONAL SERVICES, LTD.


                                    SIGNED

                                    BY: /s/ Sherri Oberg
                                        ---------------------------------------
                                    for and on behalf of
                                    ACUSPHERE, INC.


                                    SIGNED

                                    BY: /s/ illegible signature
                                        ---------------------------------------
                                    for and on behalf of
                                    ACUSPHERE NEWCO, LTD.

                                   SCHEDULE 1

                             ELAN LICENSE AGREEMENT

                                   SCHEDULE 2



                           ACUSPHERE LICENSE AGREEMENT